UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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CNA Financial Corporation

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CNA FINANCIAL CORPORATION

Notice of Annual Meeting April 28, 2021
To the stockholders of
CNA FINANCIAL CORPORATION:
The Annual Meeting of Stockholders of CNA Financial Corporation, a Delaware corporation, will be exclusively online, via live webcast communication, on Wednesday, April 28, 2021, at 7:30 a.m., Chicago time. There will be no physical location for the meeting.
At the Annual Meeting, stockholders will consider the following proposals:
(1)
Election to the Board of Directors of the ten nominees named in the proxy statement;

(2)
An advisory (non-binding) vote to approve named executive officer compensation;

(3)
Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2021; and

(4)
Transaction of such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 5, 2021 are entitled to notice of and to vote at this meeting. For admission to the Annual Meeting, visit www.virtualshareholdermeeting.com/CNA2021 and enter the 16-digit control number provided on the proxy card, voting instruction form or other notices received. Please refer to the first page of the accompanying proxy statement for further instructions.
You may revoke the proxy at any time before the authority granted therein is exercised.
By order of the Board of Directors, STATHY DARCY Senior Vice President, Deputy General Counsel and Secretary
Chicago, Illinois
March 19, 2021
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 28, 2021. The proxy statement and the 2020 Annual Report to Stockholders are posted on the Company’s website at www.cna.com.

CNA FINANCIAL CORPORATION
151 N. FRANKLIN STREET, CHICAGO, ILLINOIS 60606

Proxy Statement
Annual Meeting, April 28, 2021
The Board of Directors of CNA Financial Corporation (“CNA,” “we” or the “Company”) submits this proxy statement in connection with the solicitation of proxies from the stockholders in the form enclosed.
The persons named in this proxy statement as nominees for election as directors have been designated by the Board.
Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A stockholder may also revoke his or her proxy and vote during the Annual Meeting. Proxies will be voted in accordance with the stockholder’s specifications and, if no specifications are made, proxies will be voted in accordance with the Board of Directors’ recommendations. The approximate date of the mailing of this proxy statement is March 19, 2021.
The Annual Meeting is open only to stockholders of record at the close of business on March 5, 2021.
For admission to the Annual Meeting, visit www.virtualshareholdermeeting.com/CNA2021 and enter the 16-digit control number provided on the proxy card, voting instruction form or other notices received. The meeting webcast will begin promptly at 7:30 a.m., Chicago time, with online access to the webcast available beginning approximately 15 minutes prior to such start time of the Annual Meeting.
Stockholders may vote during the 2021 Annual Meeting by following the instructions available on the meeting website. Whether or not stockholders plan to attend the 2021 Annual Meeting, stockholders should vote and submit their proxies in advance of the meeting pursuant to one of three methods described below.
Stockholders are asked to submit questions prior to the meeting at www.proxyvote.com as questions will not be able to be submitted during the meeting. If you wish to submit a question, you may do so by logging in to www.proxyvote.com and entering the 16-digit control number provided on the proxy card, voting instruction form or other notices received. Once on the site, type your question into the “Ask a Question” field, and click “Submit.” Questions must be submitted by 12:00 p.m., Chicago time, on April 26, 2021. Questions submitted will be reviewed thoughtfully by our Board and management team and those questions pertinent to meeting matters will be answered during the meeting after voting is completed, subject to time constraints.
Even if you plan to attend the Annual Meeting, you are encouraged to submit a proxy to vote your shares prior to the meeting by the Internet, telephone or mail, as follows:
VOTE BY INTERNET (www.proxyvote.com )
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE (1-800-690-6903)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

On March 5, 2021, we had outstanding 271,399,719 shares of Common Stock. Holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 5, 2021 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of shares of Common Stock issued and outstanding and entitled to vote virtually or represented by proxy constitute a quorum at all meetings of stockholders, including the Annual Meeting. In accordance with the Company’s By-Laws and applicable law, the election of directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the ten nominees who receive the greatest number of votes cast for election as directors will be elected as directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will be counted for determining the presence of a quorum, but will not have any effect on the outcome of the election. The affirmative vote of shares representing a majority of the shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter.
Principal Stockholder
The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of March 5, 2021 (unless otherwise noted), based on filings with the Securities and Exchange Commission. Each such entity has sole voting and investment power with respect to the shares set forth:
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Loews Corporation 667 Madison Avenue New York, New York 10065-8087	243,214,203	89.61%
Because Loews holds a majority of our outstanding Common Stock, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. Loews has advised the Company’s Board of Directors that it intends to vote FOR the election of each of the Board’s nominees for director, FOR the advisory (non-binding) vote approving named executive officer compensation, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for 2021. There are no agreements between CNA and Loews with respect to the election of CNA directors or with respect to the other matters to come before the meeting.
Director and Officer Holdings
The following table sets forth certain information as to shares of our Common Stock, as well as shares of common stock of Loews, our principal stockholder, beneficially owned by each director, and each Named Executive Officer included in the Summary Compensation Table in this proxy statement (individually, an

“NEO” and collectively, the “NEOs”), and by all executive officers and directors of the Company as a group as of March 5, 2021 based on data furnished by them.
Name:	Shares of CNA Common Stock Beneficially Owned	Shares of Loews Common Stock Beneficially Owned
James M. Anderson	0	0
Michael A. Bless	0	0
Kevin J. Leidwinger	55,142(1)	0
Albert J. Miralles	39,084(2)	0
Jose O. Montemayor	0	0
Don M. Randel	0	0
André Rice	0	0
Dino E. Robusto	220,397(3)	0
Kenneth I. Siegel	0	17,682(4)
Kevin G. Smith	34,554(5)	0
Andrew H. Tisch	106,100	15,968,164(6)
Benjamin J. Tisch	0	72,135(7)
James S. Tisch	106,100	16,888,260(8)
Jane J. Wang	0	8,792
Douglas M. Worman	26,079(9)	0
All executive officers, directors and nominees as a group (22 persons)	646,314(10)	32,955,033(11)

(1)
Includes 17,167 shares of Company Common Stock issuable upon the exercise of awards granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of the record date.

(2)
Includes 11,359 shares of Company Common Stock issuable upon the exercise of awards granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of the record date.

(3)
Includes 92,942 shares of Company Common Stock issuable upon the exercise of awards granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of the record date.

(4)
Includes 10,689 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of the record date.

(5)
Includes 16,781 shares of Company Common Stock issuable upon the exercise of awards granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of the record date.

(6)
Includes 35,682 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of the record date and 28,510 shares underlying vested RSUs of which Mr. Andrew Tisch deferred receipt that could be delivered to him within 60 days of March 5th if his service with Loews terminated during that time. Also includes 5,972,613 shares which are deemed beneficially owned by Mr. Andrew Tisch and which are held in various trusts and 1,090,000 shares held by a charitable foundation as to which Mr. Andrew Tisch has shared voting and investment power. Loews Common Stock shares beneficially owned by Mr. Andrew Tisch represent 6.0% of the outstanding shares of Loews Common Stock.

(7)
Includes 5,330 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of the record date.

(8)
Includes 35,568 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of the record date and

28,510 shares underlying vested RSUs of which Mr. James Tisch deferred receipt that could be delivered to him within 60 days of March 5th if his service with Loews terminated during that time. Also includes 8,245,333 shares which are deemed beneficially owned by Mr. James Tisch and which are held in various trusts and 1,060,000 shares held by a charitable foundation as to which Mr. James Tisch has shared voting and investment power. Loews Common Stock shares beneficially owned by Mr. James Tisch represent 6.3% of the outstanding shares of Loews Common Stock.
(9)
Includes 16,781 shares of Company Common Stock issuable upon the exercise of awards granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of the record date.

(10)
Includes 185,978 shares of Company Common Stock issuable upon the exercise of awards granted under the Incentive Compensation Plan which are exercisable currently or within 60 days of the record date. In aggregate, these holdings represent less than 1% of the outstanding shares of Common Stock.

(11)
Includes 87,155 shares of Loews Common Stock issuable upon the exercise of awards granted under the Loews Stock Option Plan which are exercisable currently or within 60 days of the record date.

ELECTION OF DIRECTORS
(Proposal No. 1)
Pursuant to our By-Laws, the number of directors constituting the full Board of Directors has been fixed at ten. Each director shall be elected at the Annual Meeting and shall hold office until the next Annual Meeting and until their successor is elected and qualified. Directors need not be stockholders of the Company. Unless authority to do so is withheld, shares represented by valid proxies will be voted for the ten nominees identified below.
Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board has no reason to believe that any of the nominees will become unavailable.
Set forth below is the name, principal occupation and business experience for at least the past five years, as well as certain other information for each nominee. Narrative regarding the qualifications, attributes and skills that led to the determination that each of these individuals should be nominated to serve as a director is also included for each nominee.
Michael A. Bless, President and Chief Executive Officer of Century Aluminum Company (“Century”) since 2011 and a director of Century since 2012. He joined Century in 2006 as Executive Vice President and Chief Financial Officer. Mr. Bless serves on the Board of Directors for Simpson Manufacturing Company Inc., a publicly traded company, and is a National Trustee for the Midwest Region for Boys & Girls Club of America. His expansive financial knowledge, experience leading a public company and technical expertise is valuable to our Board. He serves on the Audit and Finance Committees and is the Chairman of the Compensation Committee. Mr. Bless has served as a director since 2017. Age 55.
Jose O. Montemayor, principal of Black Diamond Capital Partners I, LP since 2005. From 1999 to 2005, Mr. Montemayor was Insurance Commissioner for the State of Texas. He is a certified public accountant and a member of the Society of Financial Examiners, the Texas Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Montemayor’s extensive knowledge and experience of the insurance industry, including 12 years as a senior insurance regulator, is valuable to our Board. He serves on the Compensation and Finance Committees and is the Chairman of the Audit Committee. Mr. Montemayor has served as a director since 2007. Age 70.
Don M. Randel, Retired President of The Andrew W. Mellon Foundation, a position Mr. Randel held from July 2006 to March 2013. Prior to that, Mr. Randel served as President of the University of Chicago from 2000-2006. Mr. Randel’s experience as a senior leader of a large institution is of great value to our Board. He serves on the Audit, Compensation and Finance Committees. Mr. Randel has served as a director since 2002. Age 80.

André Rice, Founder and President of Muller & Monroe Asset Management, LLC since 1999. Prior to that, Mr. Rice founded in 1986 Rice Group Ltd., an investment services company. He is a certified public accountant and a member of the National Association of Securities Professionals and the National Association of Investment Companies. Mr. Rice’s extensive investment knowledge and experience is valuable to our Board. He serves on the Audit, Compensation and Finance Committees. Mr. Rice has served as a director since 2017. Age 63.
Dino E. Robusto, Chairman of the Board and Chief Executive Officer since November 2016. Prior to officially assuming the roles of Chairman and Chief Executive Officer of the Company, Mr. Robusto served in various senior management capacities at Chubb Limited, most recently as President of Commercial and Specialty Lines of the Chubb Group of Insurance Companies and Executive Vice President of Chubb Limited from 2013 until his retirement from Chubb in November 2015. Prior to that, he was President of Personal Lines and Claims from 2011 through 2013. Mr. Robusto joined Chubb in 1986. He serves on the Board of Directors of Junior Achievement of New Jersey and formerly served on the Boards of Directors of Applied Systems Inc. and RAND Corporation’s Institute for Civil Justice, and on the Board of Advisors of Catalyst, Inc. Mr. Robusto’s extensive insurance experience enables him to provide deep insight and knowledge regarding all aspects of the commercial insurance industry. Mr. Robusto serves on the Executive and Finance Committees. He has served as Chairman of the Board since 2016. Age 62.
Kenneth I. Siegel, Senior Vice President of Loews. Mr. Siegel is a Director of the general partner of Boardwalk Pipeline Partners, LP, a subsidiary of Loews, and has served as Chairman of such Board since 2011. In addition, he serves on the Board of Directors of Diamond Offshore Drilling, Inc., a 53% owned subsidiary of Loews. Mr. Siegel has extensive experience with capital markets and merger and acquisition transactions as a result of his position at Loews. Mr. Siegel’s experience in his position at Loews also provides him with knowledge of the energy industry and broad knowledge of and insight into the operations of Loews and the businesses in which it is engaged. This experience, combined with his financial and transactional expertise, will enable Mr. Siegel to provide valuable insight to our Board. He serves on the Finance Committee. Mr. Siegel has served as a director since 2019. Age 64.
Andrew H. Tisch, Co-Chairman of the Board of Loews. Mr. Tisch also serves as Chairman of the Executive Committee and a member of the Office of the President of Loews. He is a Director of the general partner of Boardwalk Pipeline Partners LP, a subsidiary of Loews. He also served on the Board of Directors of Diamond Offshore Drilling, Inc., a 53% owned subsidiary of Loews, from 2011 to 2020 and as a director of K12 Inc. from 2001 to 2017. Mr. Tisch’s positions with Loews allow him to provide valuable perspective and advice to our Board. He serves on the Finance Committee and is the Chairman of the Executive Committee. Mr. Tisch has served as a director since 2006. He is the brother of James Tisch and the uncle of Benjamin Tisch. Age 71.
Benjamin J. Tisch, Vice President of Loews. Before joining Loews in 2012, Mr. Tisch was a managing director at Fortress Investment Group Global Macro Fund, where he specialized in developed market interest rates and FX strategies. His position with Loews, along with his investment expertise, allows him to provide valuable perspective and advice to our Board. He serves on the Finance Committee. Mr. Tisch has served as a director since 2018. Mr. Tisch is the son of James Tisch and the nephew of Andrew Tisch. Age 38.
James S. Tisch, President and Chief Executive Officer and a member of the Office of the President of Loews. Mr. Tisch also serves as Director of Loews and of Diamond Offshore Drilling, Inc., a 53% owned subsidiary of Loews. He currently serves on the Board of Directors of General Electric Company, a publicly traded company. Mr. Tisch’s positions with Loews allow him to provide valuable perspective and advice to our Board. He serves on the Executive Committee and is the Chairman of the Finance Committee. Mr. Tisch has served as a director since 1985. He is the brother of Andrew Tisch and the father of Benjamin Tisch. Age 68.
Jane J. Wang, Vice President of Loews. Ms. Wang joined Loews in 2006 as an associate in the Corporate Development group. She is a Director of the general partner of Boardwalk Pipeline Partners, LP, a subsidiary of Loews. Ms. Wang is responsible for monitoring the performance of Loews’s subsidiaries and also focuses on strategic planning, corporate development and financing. Her position with Loews allows her to provide valuable perspective and advice to our Board. She serves on the Finance Committee. Ms. Wang has served as a director since 2019. Age 39.

In November 2020, the Company lost a valued, long-time member with the passing of Marvin Zonis, who had served as a director since 1993.
Director Independence
Under the rules of the New York Stock Exchange (the “NYSE”), listed companies like CNA that have a controlling stockholder are not required to have a majority of independent directors. Because Loews holds more than 50% of the voting power of CNA, we are a controlled company within the meaning of the rules of the NYSE. Upon the election of the ten nominees, our Board of Directors will not be composed of a majority of directors who are independent. Nevertheless, our Board of Directors has determined that the following current directors are independent under the listing standards of the NYSE (each, an “Independent Director” and collectively, the “Independent Directors”): Michael Bless, Jose Montemayor, Don Randel and André Rice. In assessing independence, an affirmative determination is made as to whether or not each director or nominee has any material relationship with the Company. In assessing the materiality of any relationship, our Board considers all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee has an affiliation. Our Board considers the frequency and regularity of any services provided by or to, or other transactions between, our Company and the director or nominee or affiliated organization, whether they are being carried out at arms’ length in the ordinary course of business, and whether they are being provided or conducted substantially on the same terms as those prevailing at the time with unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable, and familial relationships.
Our Board has established guidelines to assist it in determining director independence under these listing standards. Under our Board’s guidelines, a director would not be considered independent if any of the following relationships exists: (i) during the past three years the director has been an employee, or an immediate family member has been an executive officer, of the Company; (ii) the director or an immediate family member received, during any twelve month period within the past three years, more than $120,000 in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation; (iii) the director is a current partner or employee, or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, or an immediate family member is a current employee of such a firm and personally works on the Company’s audit, or, within the last three years, the director or an immediate family member was a partner or employee of such a firm and personally worked on the Company’s audit within that time; (iv) the director or an immediate family member has at any time during the past three years been employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (v) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues.
Leadership Structure
In the Company’s leadership structure, the roles of Chairman of the Board and Chief Executive Officer are combined. The Board believes that this combined structure promotes unified leadership and direction for the Company. The Board meets regularly in executive session with the Chairman, without the presence of any other management personnel of the Company. In addition, the Board has complete and direct access to our entire management team.
Our Independent Directors meet regularly in executive session without management participation. We have a position of presiding director whose primary responsibility is to preside over the executive sessions of the Independent Directors. The Chairs of our Audit and Compensation Committees alternate annually as the presiding director. Mr. Montemayor, as Chairman of our Audit Committee, currently serves as presiding director until the Annual Meeting.
Board Oversight of Risk Management
Within the general construct of oversight responsibility for our organization, the Audit Committee of the Board retains oversight responsibility for the integrity of the financial statements, compliance and ethics program, legal risk and overall policies and procedures relating to risk management, including oversight of accounting policies, financial statement disclosures and internal controls over financial reporting, compliance matters, and oversight of the process for establishing insurance reserves. This includes oversight of ongoing risk management efforts, material changes to risk appetite of the Company, and significant emerging risk exposure.
The Company’s management provides regular reports to the Audit Committee in respect of the Committee’s role in oversight, including presentations on the key management judgments and any new or significant transactions or accounting policy changes impacting the Company’s quarterly financial results, reportable deficiencies in the internal control over financial reporting, reserve establishment and factors considered in such establishment, key risk reports and ongoing risk management efforts, status and effectiveness of the Company’s legal compliance and business ethics program, and internal audit processes and results. These presentations and reports are the foundation for productive dialogue between the members of the Audit Committee and senior Company officials with primary responsibility in these areas.
The entire Board oversees the risk management framework with respect to material risk on an enterprise-wide basis, including reserve risk, market risk, liquidity risk, credit risk, reputational risk, and specific risks relating to our business operations, including insurance underwriting and claims, reinsurance, catastrophe risk, pandemic risk, information technology, cybersecurity, human capital, and business resiliency planning.
Periodic reports are provided to the full Board by the Company’s management which, among other things, seeks to systematically identify the principal risks facing the Company, identify and evaluate policies and practices which promote a culture that actively balances risk and reward, and evaluate risk management practices. These reports enable the full Board to conduct meaningful and substantive discussions and deliberations with senior management on these enterprise-wide risks.
Committees and Meetings
Our Board of Directors has the following standing committees: Audit, Compensation, Executive and Finance. Members of the Audit and Compensation Committees are set forth below. The current members of our Executive Committee are Andrew Tisch (Chairman), James Tisch and Dino Robusto. All directors currently serve as members of our Finance Committee, with Mr. James Tisch serving as Chairman of such committee.
Under the rules of the NYSE, listed companies like CNA that have a controlling stockholder are not required to have a Nominating Committee. Our Board of Directors as a whole performs the functions of a Nominating Committee. We do not have a specific policy regarding stockholder nominations of director candidates other than through the process described below in the “Stockholder Proposals for the 2022 Annual Meeting.” Nominations for director positions are considered and determined by the Board through consultation with senior Company personnel. Possible nominees to our Board of Directors may be suggested by any Director to our Chairman of the Board or by any stockholder in the manner set forth under “Stockholder Proposals for the 2022 Annual Meeting.” Although our Board of Directors does not have a formal policy on director diversity, our Board recognizes its importance and does take it into account in identifying director nominees.
The Board does not currently have a retirement policy with respect to the Independent Directors.
Audit Committee
The primary function of our Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our Company’s financial reporting process, including review of the financial reports and other financial information of our Company, our Company’s system of internal control over financial reporting, our Company’s disclosure controls and procedures, and the annual independent audit of our Company’s consolidated financial statements. This Audit Committee oversight of our financial statements covers both the consolidated financial statements reported in conformity with accounting principles generally accepted in the United States and the combined financials reported on a statutory basis for our domestic insurance companies. Our Audit Committee has sole authority to directly appoint, retain, compensate, evaluate, and terminate our Company’s independent registered public accounting firm and to approve all engagement fees and terms, including mandatory pre-approval of all engagements of the independent registered public accounting firm in accordance with policies and procedures adopted by our Audit Committee from time to time or as otherwise required.
The Charter of our Audit Committee is posted on the Company’s website at www.cna.com and is also available in print free of charge to any stockholder who requests it. The current members of our Audit Committee are Jose Montemayor (Chairman), Michael Bless, Don Randel and André Rice, each of whom is an Independent Director and also meets the additional independence requirements of applicable listing standards of the NYSE and SEC regulations. Each of the current members is financially literate, as determined by our Board. Our Board has determined that Messrs. Bless and Montemayor are “audit committee financial experts” under NYSE and SEC standards.
Our directors are asked annually to report to our Company the number of audit committees of public companies on which such director serves. During 2020, no director reported serving on more than three audit committees of public companies.
Compensation Committee
The primary function of the Compensation Committee is to determine, based on, and after consideration of, recommendations of our management, all elements of compensation for the senior executive officers of the Company who are deemed executive officers as that term is defined in the Securities Act of 1933, as amended, including the NEOs. The Compensation Committee also reviews and approves the terms and conditions of any employment agreements between the NEOs and the Company or its subsidiaries and oversees all aspects of the Incentive Compensation Plan. The Charter of our Compensation Committee is posted on the Company’s website at www.cna.com and is also available in print free of charge to any stockholder who requests it. The current members of our Compensation Committee are Michael Bless (Chairman), Jose Montemayor, Don Randel and André Rice, each of whom our Board of Directors has determined satisfies the requirement as an Independent Director, a “non-employee director” as set forth in Rule 16b-3 under the Securities Exchange Act of 1934.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including our principal executive, financial and accounting officers. The Code of Business Conduct and Ethics, as well as the Corporate Governance Guidelines, are posted on the Company’s website at www.cna.com and are also available in print free of charge to any stockholder who requests them. We intend to post on our website any changes to or waivers of this Code of Business Conduct and Ethics for our Chief Executive Officer and Chief Financial Officer.
Meetings
During 2020, there were 5 meetings of our Board of Directors, 4 meetings of our Finance Committee, 5 meetings of our Audit Committee, 4 meetings of our Executive Committee and 4 meetings of our Compensation Committee. Each individual who served as a director of the Company for the entire year of 2020 attended not less than 75% of the total number of meetings of our Board of Directors and committees of our Board on which that director served during the year. In addition to formal meetings, the Board met informally through the second quarter of 2020 to receive updates from the Company’s executive management leadership regarding the Company’s response to the COVID-19 pandemic and its strategic, financial and employee health and safety implications, as well as social unrest and other strategic matters. Our Board encourages, but does not require, that all directors attend our stockholders’ meetings. Each individual who served as a director of the Company as of the date of the 2020 Annual Meeting was present at such meeting.
Audit Committee Report
The role of our Audit Committee is to assist our Board of Directors with the responsibility of administering corporate policy in matters of accounting and control in its oversight of our financial reporting process. As set forth in the Charter of our Audit Committee, management of our Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements.

Our Company’s accounting and financial reporting principles and internal control over financial reporting and our disclosure controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations. Our Audit Committee functions as the liaison with our Company’s internal audit area and our independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing our Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. Such firm also issues an opinion on the Company’s internal control over financial reporting.
In the performance of its oversight function, the Audit Committee has considered and discussed the consolidated audited financial statements with management and the independent registered public accounting firm. Our Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees”, as adopted and as amended by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has discussed with the accounting firm their independence in relation to the Company and its management, including the matters required to be discussed by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. We have determined that the provision of non-audit services provided by the accounting firm is compatible with maintaining the independence of the accounting firm.
The members of the Audit Committee rely, without independent verification, on the information provided to them by management and the independent registered public accounting firm and on management’s representation that our consolidated financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to our consolidated financial statements or any professional certification as to the independent registered public accounting firm’s work. Accordingly, our Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal control over financial reporting and our disclosure controls and procedures, that the audit of our consolidated financial statements has been carried out in accordance with the standards of the PCAOB, that our financial statements are presented in accordance with accounting principles generally accepted in the United States, or that our independent registered public accounting firm is in fact “independent”.
Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of our Audit Committee referred to above and in the Audit Committee’s Charter, our Audit Committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC and determined that the provision of non-audit services by Deloitte & Touche LLP to the Company in 2020 was compatible with maintaining the independence of Deloitte & Touche LLP in its audit of the Company.
SUBMITTED BY THE AUDIT COMMITTEE
Jose O. Montemayor (Chairman)
Michael A. Bless
Don M. Randel
André Rice
Director Compensation
As of January 1, 2020, each of our independent directors was entitled to an annual retainer of $54,000. In addition to an annual retainer, members of our Finance Committee were entitled to an annual retainer of $4,000. The annual retainers for service as a member of the Audit and Compensation Committees are currently as follows: Compensation Committee (excluding Chair) — $25,000; Compensation Committee Chair — $30,000; Audit Committee (excluding Chair) — $67,000; and Audit Committee Chair — $87,000. Effective August 1, 2020, the Board approved an increase to the annual retainer for independent directors to $104,000. All foregoing compensation is paid solely in cash. Members of the Executive Committee and non-independent directors do not receive compensation for their services.

The following table shows, for each independent director, the amount of compensation paid for service during 2020:
Name	Fees
Michael A. Bless	$171,417
Jose O. Montemayor	$190,834
Don M. Randel	$170,834
André Rice	$170,834
Marvin Zonis*	$175,834

*
Mr. Zonis was compensated through December 31, 2020 for his director and Compensation Committee Chair services.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the 2020 compensation program for our NEOs. During 2020, our executive management team included the following NEOs:
•
Dino E. Robusto, Chairman and Chief Executive Officer

•
James M. Anderson, Executive Vice President and Chief Financial Officer (resigned February 25, 2020)

•
Albert J. Miralles, Executive Vice President and Chief Financial Officer (assumed role on February 25, 2020)

•
Douglas M. Worman, Executive Vice President and Chief Underwriting Officer

•
Kevin J. Leidwinger, President and Chief Operating Officer, Commercial

•
Kevin G. Smith, President and Chief Operating Officer, Specialty

Overall Executive Compensation Philosophy and Objectives
We believe that our success is dependent upon the quality of senior management, and that compensation programs are important in attracting and retaining NEOs of superior ability and motivating their efforts on behalf of the Company. Accordingly, our compensation program for NEOs recognizes individual performance and contributions, as reflected both in the Company’s overall results and in each NEO’s contribution to them. To meet these objectives, we have established an approach to NEO compensation that combines elements of base salary and both cash and stock-based incentive compensation, as well as other benefits. In selecting these elements of NEO compensation, the Company has considered its historical compensation practices as they have evolved over the years, the executive compensation programs of various peer companies, as well as applicable tax and accounting impacts of executive compensation.
In addition, we continuously monitor the effectiveness of our compensation offerings for both NEOs and other senior leaders of the Company in order to ensure that we are well situated to attract and retain superb talent in a very competitive insurer employment environment. In connection with such regular review, analysis and data collection regarding compensation effectiveness, we may from time to time recommend changes to our compensation plan design, particularly with respect to incentive-based compensation.
In preparing and negotiating compensation and benefit terms with respect to each NEO, we seek to realize the goals and objectives described above and to include the elements of compensation described in this Compensation Discussion and Analysis.
What We Pay and Why: Components of Executive Compensation
In establishing the aggregate amount of compensation for each NEO, the primary factor is an evaluation of the individual’s performance in the context of any contractual commitments to the individual executive, the extent and nature of the individual’s responsibilities within the Company and the Company’s performance during the period in question. As noted above, the Company also reviews and considers compensation levels and practices as shown in surveys and other materials. Based on these factors, the Company determines an overall level of compensation — a portion of which is to be paid as base salary and the balance of which would be incentive-based and equity-based awards, which are described in further detail in the “Narrative Supplement to the 2020 Summary Compensation Table and the 2020 Grants of Plan-Based Awards Table” section.
The principal components of compensation for the Company’s NEOs are:
•
Base salary;

•
Cash incentive compensation awards, based on annual performance measures;

•
Grants of stock-based awards; and

•
Retirement, medical and related benefits.

Quantitative and Qualitative Factors — Individual Performance
In determining compensation, various factors are considered in evaluating each NEO’s performance, including overall Company performance. In addition, other factors considered in determining incentive awards include the specific contribution to the overall performance of the Company by the business or operational unit led by each such NEO. Such contribution is reflected in various measurements, including the unit’s profitability, growth and operational efficiency, as well as productive expense management and effective leadership. Factors particular to each NEO that also may be considered include significant project work and successful implementation of initiatives that affect the enterprise as a whole. Base salary and incentive opportunities for each NEO are also based, among other factors, on comparative market compensation data as described in “— Comparative Market Data” below. Final approval of all compensation payments is made by the Compensation Committee, which retains authority to make discretionary reductions in the award amounts.
Base Salary.   Initial annual base salaries are set in consideration of median market data and other factors such as the executive’s prior work experience and scope of responsibility. Thereafter, base salaries are reviewed by the Compensation Committee in connection with its annual compensation review. In order to ensure that we are well situated to attract and retain superb talent in a very competitive insurer employment environment, the annual base salaries of our NEOs are reviewed by the Chief Executive Officer and Compensation Committee relative to peer group and insurance and financial industry survey data (see “—Comparative Market Data” below), and their respective experience, level of responsibility, individual performance and tenure with the Company. Messrs. Worman, Leidwinger and Smith received base salary increases in 2020 in recognition of their respective performance and to bring them further into the competitive market range of our peer group. Mr. Miralles assumed the role of Executive Vice President and Chief Financial Officer as of February 25, 2020, and received a base salary increase in recognition of his new role. Mr. Robusto received a salary increase on November 22, 2020 in accordance with his new Employment Agreement, as described below under “Narrative Supplement to the 2020 Summary Compensation Table and the 2020 Grants of Plan-Based Awards Table.”
Incentive Compensation Awards.   The Company’s Incentive Compensation Plan provides for annual cash and long-term stock-based incentive award opportunities for the NEOs of the Company, along with other executives. The elements of any incentive compensation for each NEO are subject to the terms and conditions of the Company’s Amended and Restated Incentive Compensation Plan and the approval of the Compensation Committee.
The Compensation Committee oversees all aspects of the Incentive Compensation Plan and has sole discretion to make all determinations on any matter relating to the Incentive Compensation Plan or any award granted under it. Under the Incentive Compensation Plan, the measures to be used for purposes of incentive awards may include one or more or any combination of a wide variety of corporate and personal performance components.
The annual and long-term components of the incentive-based compensation for the NEOs are based on “Core Income” (as defined below) as the performance measure. Any potential awards for NEOs under the plan are determined pursuant to the definition of Core Income and specific targets approved by the

Compensation Committee at the beginning of each relevant performance cycle. Accordingly, for 2020, the determination of compensation under both the annual incentive award plan (“AIB”), which is payable entirely in cash, and the long-term performance share award plan (“PSP”), which is payable entirely in shares of the Company’s Common Stock, was based on one formula approved by the Compensation Committee at the beginning of 2020. The PSP is based on a one-year performance cycle followed by a two-year vesting period, which, taken together, results in a three-year aggregated cliff vesting period. We believe this aligns all our senior leaders, including the NEOs, with the interests of stockholders. The payout of the 2020 PSP, if any, will be in the first quarter of 2023.
We believe that our long-term incentive compensation approach provides both a competitive and an appropriate compensation structure, while at the same time ensuring alignment between individual performance and contribution to the Company’s operations with long-term stockholder value growth.
Performance Assessment of all NEOs.   Our management performs an analytical and advisory role in the process of determining incentive compensation for our NEOs. Our Chairman of the Board and Chief Executive Officer reviews all elements of incentive compensation for NEOs (other than himself) with our Chief Human Resources Executive Officer, and approves all recommendations to be made to the Compensation Committee as to those executives. Proposed incentive compensation awards to the Chief Executive Officer are developed by our majority stockholder in consultation with our Chief Human Resources Officer, and then recommended to the Compensation Committee. The relationship among the various elements of compensation for each NEO individually is driven by the goal of providing the executive with an overall package of base and incentive compensation that fairly recompenses the individual for both Company and individual performance, in the judgment of the Compensation Committee in consultation with management. Accordingly, there is an annual assessment of all compensation elements for each NEO to assure that, in the aggregate, such elements represent a fair and balanced package in light of individual achievements and overall Company results.
Annual Incentive Award.   The 2020 AIB awards under the Incentive Compensation Plan for the NEOs were calculated in accordance with a formula based upon our “Core Income” for the year, along with each NEO’s individual performance. The following is the definition of Core Income approved by the Compensation Committee for 2020:
“Core Income” is defined as “net income,” as reported in our fiscal year financial results, and adjusted by the following exclusions:
1)
Realized capital gains or losses, net of tax.

2)
The after-tax impact of items of gain, loss, income or expense (including but not limited to changes in accounting principles) which in the judgment of the Compensation Committee were extraordinary or unusual in nature or infrequent in occurrence.

3)
The after-tax impact of net investment income from limited partnership (LP) and common equity investments in excess of the 2020 budgeted amount. To the extent that LP and common equity net investment income is below the budgeted amount, include LP net investment income up to the budgeted amount.

4)
The after-tax impact of reserve strengthening and adverse dividend or premium development associated with asbestos and environmental pollution reserves for accident years prior to 2000, and any income statement impact below or above the budgeted amount of applying retroactive reinsurance accounting to the losses ceded to the NICO loss portfolio transfer.

5)
The after-tax impact of catastrophe losses of the Company or its subsidiaries in excess of the 2020 budgeted amount. To the extent that catastrophe losses are below the budgeted amount, include catastrophe losses up to the budgeted amount.

6)
The after-tax impact of net reserve strengthening due to unlocking of assumptions relating to long term care or benefit settlement option liabilities or relating to a disposition, loss portfolio transfer or other transaction that fixes or limits the Company’s exposure to the run-off Life & Group businesses that the Committee deems to be in the best interest of stockholders.

7)
Any income tax expense or benefit attributable to the impact of a change in the federal income tax rate on deferred income tax assets and liabilities.

We refer to “Core Income” as “CI.”
CI achievement, as determined in accordance with the 2020 definition, is to be rounded to no more than the next 10% increment, above or below. The Compensation Committee retains the authority to exercise negative discretion on the final rounded achievement and on any of the items listed above except as specified in a contract between the Company or its subsidiaries and an NEO.
With regard to 2020 annual cash awards to NEOs, the Compensation Committee retained the authority to exercise negative discretion on any of the exclusions listed above, except to the extent provided otherwise in any employment agreements with NEOs. Although CI as determined under this definition is derived from our net income, it does provide for certain exclusions. The primary purpose of the exclusions from net income reflected in the above definition of CI is to remove those elements of income or loss which relate to one-time or extraordinary events or developments or other matters that, in the judgment of the Compensation Committee, are not appropriate to consider for purposes of assessing an NEO’s performance and contribution to our operating results. The CI for 2020, determined pursuant to the above definition, was $1.049 billion, approximately $314 million higher than our reported CI, primarily as a result of certain adjustments provided for in the foregoing category of exclusions, largely driven by the exclusion of catastrophe losses above the 2020 budgeted amount.
Long-Term Incentive Award.   After the completion of the one-year performance period, the 2020 PSP awards under the Incentive Compensation Plan for the NEOs were determined in accordance with the same CI formula set forth above. Full vesting of these awards will generally occur in March of the third year following the grant date. With regard to 2020 long-term incentive awards to NEOs, the Compensation Committee retained the authority to exercise negative discretion on any of the exclusions listed above, except to the extent provided otherwise in any employment agreements with NEOs.
Annual Incentive Cash Compensation Awards
AIB awards under the Incentive Compensation Plan for the NEOs for 2020 were primarily determined by performance compared to preset quantifiable financial goals based upon CI as determined by the Compensation Committee, which also set the level or levels of cash incentive award opportunity within those goals for each NEO. Typical primary recurring factors taken into account for purposes of determining annual incentive cash compensation award levels assigned for each NEO for a given year include such elements as: combined ratios; expense ratios; return on equity; catastrophe loss experience; handling of legal exposures; and net written premium production. As to any particular NEO, these factors may be considered both from an overall corporate viewpoint or in terms of performance for a particular factor within that executive’s individual areas of responsibility, or both.
The annual incentive cash compensation opportunity for 2020 for all NEOs was limited by an individual maximum payment amount of two times their target annual incentive award opportunity. For all NEOs, the Compensation Committee retains the power to exercise negative discretion for 2020 annual incentive cash compensation amounts of the amount produced by the applicable payout formula or CI target ranges or amounts, as applicable. The Compensation Committee also reserves the right to eliminate these awards to the NEOs, uniformly, due to adverse financial conditions.
In determining the annual incentive cash compensation awards for 2020, and relative to each NEO’s target annual incentive award opportunity, the Compensation Committee evaluated Company performance and individual performance against the pre-set financial goals of the Company and individual performance measures, as described above. The Company achieved CI of $1.049 billion for 2020, which was $74 million above the target CI goal. In addition to Company CI performance achievement, the annual incentive bonus amount to be paid to each NEO individually was based upon the assessment by Company senior management and the Compensation Committee of that NEO’s success in his responsibilities during the performance period in question, noting also that for 2020, the annual incentive award opportunities were prorated for Mr. Miralles assuming the role of Executive Vice President and Chief Financial Officer as of February 25, 2020, and for Mr. Robusto’s new Employment Agreement effective as of November 21,

2020. As Mr. Anderson was compensated in accordance with the terms of his separation agreement with the Company, he did not have an annual incentive cash compensation opportunity.
As stated above, CI for 2020 was $1.049 billion, determined pursuant to the definition approved previously and discussed above. In February 2021, the Compensation Committee determined and approved, based on the scale below and in its sole discretion, that the achievement for this award was equal to 104%.
2020 CI	2020 Company Performance as a Percentage of Target
Below Threshold	0%
Between Threshold and Target	50% – 99%
Target: $975M	100%
Above Target	101% – 200%
The following table provides additional information:
Name	Year	Annual Incentive Cash Awards
Dino E. Robusto	2020	$4,250,000
Albert J. Miralles	2020	$1,400,000
Douglas M. Worman	2020	$2,300,000
Kevin J. Leidwinger	2020	$1,625,000
Kevin G. Smith	2020	$1,550,000
Long-Term Incentive Plan
Under the Incentive Compensation Plan, PSP awards for NEOs are based upon CI, and, for 2020, were determined pursuant to the definition approved by the Compensation Committee. CI goals for the one-year performance period are described in “Incentive Compensation Awards” above. The payout for the 2020 award will be made following the end of a two-year vesting period after the end of the 2020 performance year, or in the first quarter of 2023.
The ranges of PSP award opportunities for the NEOs for 2020, as determined by the Compensation Committee, are reflected below in the “2020 Grants of Plan-Based Awards Table”. The Chief Executive Officer recommended increases in PSP grant amounts to NEOs for 2020, as compared to 2019, based upon a review of competitive market peer group compensation data. The Compensation Committee approved such increases at its meeting on February 25, 2020. In addition to increases in grant amounts, the Compensation Committee approved a revised approach to PSP, which are, as of the 2020 grants, based on individual performance for grant amounts, subject to Company performance, which determines the ultimate extent to which the awards vest or are paid out. Any awards to NEOs remain subject to approval by the Compensation Committee. We believe this modified approach on long term incentive compensation aligns with our pay-for-performance philosophy.
PSP awards are granted annually and are earned based on CI for the performance year period and will become payable to the extent that specified targets are achieved and only after a two-year vesting period following the end of the performance period. Payouts, if any, of the PSP awards for NEOs may range from 0% to 200% of target, based upon attainment of the performance goals, as determined by the Compensation Committee in its sole discretion, with the entirety of such award payable in shares of the Company’s Common Stock. Dividend equivalents are paid in cash at the same time as award PSP award payouts.
As stated above, CI for 2020 was $1.049 billion, determined pursuant to the definition approved previously and discussed above. In early February 2021, the Compensation Committee meeting, the

Compensation Committee determined and approved, based on the scale below and in its sole discretion, that the achievement for this award was equal to 104%.
2020 CI	2020 Payout as a Percentage of Target
Below Threshold	0%
Between Threshold and Target	50% – 99%
Target: $975M	100%
Above Target	101% – 200%
Stock-Based Awards.   Another element of our compensation program for NEOs is stock-based awards under the Incentive Compensation Plan which generally include restricted stock units (RSUs). These awards are used to attract senior talent and are granted upon commencement of employment.
Retirement Plans.   CNA provides funded, tax-qualified retirement plans for salaried employees, including executive officers (the “Qualified Plans”) and unfunded, non-qualified equalization plans for certain highly compensated employees (the “Non-Qualified Plans”) which provide for accruals and contributions not available under the Qualified Plans. The Qualified Plans and the Non-Qualified Plans both include defined contribution plans and defined benefit plans. The Qualified and Non-Qualified defined contribution plans are the CNA 401k Plan (the “401k Plan”) and the CNA Non-Qualified Savings Plan, respectively.
Other Benefits.   We provide limited types of perquisites and other personal benefits to our NEOs which we believe are reasonable, consistent with our overall compensation program to enable the Company to attract and retain superior employees for key positions and comparable with perquisite packages offered by our competitors to their senior executives. NEOs are generally entitled to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to its senior executives, including medical benefits, dental benefits, life insurance, short-term disability, long-term disability insurance, qualified and supplemental defined contribution plans, and to receive all fringe benefits made available to senior executives of the Company, including reimbursement for club memberships, physical examinations, financial planning, and paid parking. Each NEO’s entitlement to such benefits is subject to the terms and conditions of the Company’s policies with regard to them, as adjusted by the Company from time to time in its discretion. Severance and other benefits available to NEOs upon termination of employment are determined in accordance with any applicable agreements, which are summarized in the “Narrative Supplement to the 2020 Summary Compensation Table and the 2020 Grants of Plan-Based Awards Table” section, or the Company’s severance or incentive compensation plans, as applicable.
Comparative Market Data
The Compensation Committee and the Chief Executive Officer are assisted in developing and evaluating the overall competitiveness of the compensation program by our Human Resources staff, which engages executive compensation consulting firm Willis Towers Watson to provide a competitive assessment of executive compensation. The assessment contains market data from executive compensation consulting firms: Mercer — Property & Casualty Insurance Compensation Survey; Willis Towers Watson — U.S. Financial Services Executive Survey — insurance industry and financial industry data, and also comparative compensation information regarding our peer group of companies. The competitor peer group for the 2020 evaluation consisted of the companies identified below, all of which are within the insurance industry.
•
The Allstate Corporation

•
American Financial Group, Inc.

•
Chubb Limited

•
Cincinnati Financial Corporation

•
The Hartford Financial Services Group, Inc.

•
Markel Corporation

•
The Progressive Corporation

•
The Travelers Companies, Inc.

•
W.R. Berkley Corporation

These companies, as well as other companies within the insurance, financial services and certain other industries, represent the organizations against which CNA competes for key executives. This comparative compensation information, in conjunction with performance assessments as to past and expected future contributions of the individual, is used to develop annual compensation levels. In addition, the Company regularly reviews executive compensation plan design, e.g. annual and long-term incentives, to assess whether our executive compensation program is in-line with companies of similar size, industry and ownership structure. It is the Company’s goal to set total compensation opportunities for the NEOs at levels generally comparable with those available to similarly placed executives at the Company’s competitor group. The Company targets compensation positioning within a competitive range of the market median of our peer group. However, the Company does not benchmark executive compensation in the sense of setting mandatory levels or percentiles of peer compensation within which compensation for any particular NEO must fall. Rather, the Company uses information from the surveys and peer companies cited above to assure that its recommendations to the Compensation Committee concerning overall compensation for each NEO are comparable to the full compensation packages given to executives in the same or similar positions in such peer companies and in companies from related industries. Thus, in any particular case, one or more components of a given NEO’s entire compensation structure might not be directly aligned with the same component in compensation packages offered at peer companies, but overall compensation for that NEO would nevertheless be within the parameters reflected in peer and survey data as full compensation for the same or similar positions. This process promotes the Company’s goal of offering its NEOs compensation structures that, taken as a whole, make it possible to retain the most talented and productive executive officers.
Compensation Consultant
The Compensation Committee has the authority under its charter to engage outside consultants to assist in the performance of its duties and responsibilities. We will provide appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any compensation consultant or other advisor retained by the Compensation Committee. Pursuant to this authority, the Compensation Committee would consider utilizing the services of a compensation consultant to assist in determining whether the elements of our executive compensation program are reasonable and consistent with our objectives, as needed. The Compensation Committee did not engage any outside consultants to perform such services in 2020.
Clawback Policy and Other Compensation Policies, including with respect to hedging activities
The Company has a clawback policy which allows for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws.
The Company prohibits tax gross-ups in connection with perquisites or other personal benefits to our NEOs including the personal use of corporate aircraft, physical examinations, and financial planning services.
In 2020, we adopted restrictions as to hedging and pledging transactions by our directors and executive officers, as we believe it is in the best interest of the Company’s stockholders, and promotes sound corporate governance, that directors’ and executive officers’ interests are aligned with the Company’s stockholders’ interests. As transactions that are designed to hedge or offset declines in the market value of the Company’s Common Stock can disrupt this alignment, it is the Company’s policy that the Company’s directors and executive officers should not enter into hedging transactions. For purposes of this policy, a hedging transaction is the entry into, or purchase or sale of, any financial instrument (including prepaid variable forward contracts, equity swaps and collars), or the entry into of any other transaction, in each case for the express purpose of offsetting a potential decline in the market value of the Company’s Common Stock. For the avoidance of doubt, financial instruments and transactions subject to this policy do not include transactions in securities (or derivative instruments relating thereto) of any open-end mutual fund, unit investment trust or exchange-traded fund, or of any company that is not affiliated with the Company. The Company’s policy does not apply to hedging transactions by non-executive officer employees.
In addition, it is the Company’s policy that the Company’s directors and executive officers should not pledge the Company’s Common Stock, options relating to the Company’s Common Stock or any other security linked to the Company’s Common Stock as collateral for a loan unless the director or executive officer has the ability to repay any obligations arising under the loan without liquidating the pledged Common Stock and the loan is fully recourse to the director or executive officer.
Non-Binding Stockholder Vote on 2019 Executive Compensation
We provide our stockholders with the opportunity to cast an annual advisory vote on our executive compensation program for our NEOs (referred to as a “say-on-pay” proposal). At the 2020 Annual Meeting, stockholders of the Company approved (over 95% approval), in a non-binding vote, the 2019 executive compensation. Our Compensation Committee believes that this affirms our stockholders’ support for our compensation program for NEOs. In addition, the Compensation Committee and the Board of Directors have considered the guidance provided by this advisory (non-binding) vote. The Company is submitting the 2020 executive compensation, as disclosed in this proxy statement, to stockholders for approval, in an advisory (non-binding) vote, in Proposal No. 2.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
We have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have approved inclusion of the Compensation Discussion and Analysis in this Proxy Statement and in the Company’s Annual Report on Form 10-K.
COMPENSATION COMMITTEE
Michael A. Bless (Chairman)
Jose O. Montemayor
Don M. Randel
André Rice

COMPENSATION OF EXECUTIVE OFFICERS
The following 2020 Summary Compensation Table summarizes compensation paid by the Company and its subsidiaries for services rendered in all capacities for our Chief Executive Officer, Chief Financial Officer and other NEOs as of December 31, 2020.
2020 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (a)	Stock Awards (b)	Non-Equity Incentive Plan Compensation (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (d)	All Other Compensation (e)	Total
Dino E. Robusto Chief Executive Officer CNA Financial Corporation	2020	$1,027,778	$4,499,986	$4,250,000	—	$1,691,410	$11,469,174
	2019	$1,000,000	$7,499,975	$4,000,000	—	$554,505	$13,054,480
	2018	$1,000,000	$4,499,973	$4,000,000	—	$609,203	$10,109,176
Albert J.Miralles Executive Vice President & Chief Financial Officer CNA Financial Corporation	2020	$683,333	$1,199,996	$1,400,000	—	$234,284	$3,517,613
James M. Anderson Executive Vice President & Chief Financial Officer CNA Financial Corporation	2020	$135,417	—	—	—	$3,383,994	$3,519,411
	2019	$650,000	$974,960	$1,250,000	—	$211,118	$3,086,078
	2018	$504,167	$199,957	$1,000,000	—	$110,065	$1,814,190
Douglas M. Worman EVP &Chief Underwriting Officer CNA Insurance Companies	2020	$777,615	$1,749,977	$2,300,000	—	$330,204	$5,157,796
	2019	$695,000	$1,019,959	$2,000,000	—	$278,388	$3,993,346
	2018	$672,500	$812,482	$1,700,000	—	$205,133	$3,390,116
Kevin J. Leidwinger President & Chief Operating Officer Commercial CNA Insurance Companies	2020	$691,250	$1,329,986	$1,625,000	—	$367,506	$4,013,742
	2019	$665,000	$997,481	$1,500,000	—	$396,786	$3,559,268
	2018	$665,000	$831,202	$1,300,000	—	$217,151	$3,013,353
Kevin G. Smith President & Chief Operating Officer Specialty CNA Insurance Companies	2020	$690,000	$1,319,989	$1,550,000	—	$278,544	$3,838,533
	2019	$657,500	$974,960	$1,500,000	—	$243,480	$3,375,940
	2018	$650,000	$812,482	$1,300,000	—	$200,315	$2,962,797

(a)
Base salary includes compensation deferred under the CNA 401k Plan and CNA Non-Qualified Savings Plan.

(b)
Represents the full grant date fair value of stock awards for fiscal years 2018, 2019 and 2020, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Please see Note J to our consolidated financial statements included in our 2020 Annual Report on Form 10-K for additional information. For the performance share unit awards for Messrs. Robusto, Miralles, Worman, Leidwinger and Smith, the amount reported assumes target level achievement. Please refer to the “2020 Grants of Plan-Based Awards Table” below and “Long-Term Incentive Award” section of the Compensation Discussion and Analysis for more details on these awards.

For Mr. Robusto, the amount included for 2019 also represents the full grant date fair value of stock awards, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, issued pursuant to a Stock Award Agreement between the Company and Mr. Robusto dated March 18, 2019. The award to Mr. Robusto was in satisfaction of certain payments to which he was entitled pursuant to his previous employment agreement with the Company. The award vested in its entirety on December 31, 2019, with no further restrictions. The award was made in accordance with the provisions of the Incentive Compensation Plan, approved by the Compensation Committee and fulfilled the Company’s obligation as to required payments under Mr. Robusto’s previous employment agreement.
(c)
Amounts disclosed are annual incentive cash awards. As Mr. Anderson was compensated in accordance with the terms of his separation agreement with the Company, he did not have an annual incentive cash compensation opportunity. The following footnote table provides additional information:

NON-EQUITY INCENTIVE PLAN COMPENSATION FOOTNOTE TABLE
Name	Year	Annual Incentive Cash Awards	Long-Term Cash Awards	Total Non-Equity Incentive Plan Compensation
Dino E. Robusto	2020	$4,250,000	—	$4,250,000
	2019	$4,000,000	—	$4,000,000
	2018	$4,000,000	—	$4,000,000
Albert J. Miralles	2020	$1,400,000	—	$1,400,000
James M. Anderson	2020	—	—	—
	2019	$1,250,000	—	$1,250,000
	2018	$1,000,000	—	$1,000,000
Douglas M. Worman	2020	$2,300,000	—	$2,300,000
	2019	$2,000,000	—	$2,000,000
	2018	$1,700,000	—	$1,700,000
Kevin J. Leidwinger	2020	$1,625,000	—	$1,625,000
	2019	$1,500,000	—	$1,500,000
	2018	$1,300,000	—	$1,300,000
Kevin G. Smith	2020	$1,550,000	—	$1,550,000
	2019	$1,500,000	—	$1,500,000
	2018	$1,300,000	—	$1,300,000

(d)
None of the NEOs receive benefits under the qualified or non-qualified pension plan.

(e)
Please refer to the “All Other Compensation Table” below for additional information.

2020 ALL OTHER COMPENSATION TABLE
The following 2020 All Other Compensation Table describes each component of the All Other Compensation column in the Summary Compensation Table for the year ended December 31, 2020.
Name	Year	Company Aircraft(a)	Dividend Equivalent Payments(b)	401(k) Plan and Non-Qualified Savings Plan Contributions	Other(c)	Total
Dino E. Robusto	2020	$147,476	$1,230,497	$313,437	—	$1,691,410
Albert J. Miralles	2020	—	$128,742	$103,417	$2,125	$234,284
James M. Anderson	2020	—	$51,495	$77,396	$3,255,103	$3,383,994
Douglas M. Worman	2020	—	$174,354	$155,850	—	$330,204
Kevin J. Leidwinger	2020	—	$214,054	$151,037	$2,415	$367,506
Kevin G. Smith	2020	—	$118,882	$150,900	$8,762	$278,544

(a)
Represents amounts for personal use of Company aircraft which represents the aggregate incremental cost to the Company. Aggregate incremental cost calculation includes variable costs associated with the personal use of Company aircraft and includes but is not limited to the following: fuel, maintenance labor and parts, engine maintenance, landing/parking fees, crew expenses, catering and supplies.

(b)
Represents dividend equivalent payments made in connection with vesting of performance share units and restricted share units.

(c)
Represents amounts for parking benefit, physical examinations, and club membership. For Mr. Anderson, also includes payments made in connection with, and pursuant to, his separation agreement with the Company.

2020 GRANTS OF PLAN-BASED AWARDS TABLE
The following 2020 Grants of Plan-Based Awards Table provides additional information on awards and non-equity incentive plan awards granted to each of the NEOs during the year ended December 31, 2020.
	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards (S)(c)
Name			Threshold (S)	Target (S)	Maximum (S)(a)	Threshold (#)	Target (#)	Maximum (#)(b)
Dino E. Robusto	Performance Share Plan Award	3/15/2020	—	—	—	65,047	130,095	260,190	$4,499,986
	Annual Cash		—	$2,328,000	$4,383,000	—	—	—	—
Albert J. Miralles	Performance Share Plan Award	3/15/2020	—	—	—	17,346	34,692	69,384	$1,199,996
	Annual Cash		—	$1,022,000	$2,043,000
James M. Anderson	Performance Share Plan Award		—	—	—	—	—	—	—
	Annual Cash		—	—	—	—	—	—	—
Douglas M. Worman	Performance Share Plan Award	3/15/2020	—	—	—	25,296	50,592	101,184	$1,749,977
	Annual Cash		—	$1,400,000	$2,800,000	—	—	—	—
Kevin J. Leidwinger	Performance Share Plan Award	3/15/2020	—	—	—	19,225	38,450	76,900	$1,329,986
	Annual Cash		—	$1,050,000	$2,100,000		—	—	—
Kevin G. Smith	Performance Share Plan Award	3/15/2020	—	—	—	19,080	38,161	76,322	$1,319,989
	Annual Cash		—	$1,050,000	$2,100,000	—	—	—	—

(a)
These amounts represent annual incentive cash awards granted under the Incentive Compensation Plan. The awards for each of the NEOs consist of an amount equal to a portion of that percentage of CI established by the Compensation Committee as the annual performance goal, subject to maximum amounts. The actual 2020 annual incentive cash award achievements were determined and approved by the Compensation Committee on February 2, 2021 and are reflected in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column. Please refer to “Compensation Discussion and Analysis-Annual Incentive Cash Compensation Awards” for more information concerning these awards.

(b)
These amounts represent Core Income-based long-term incentive awards made under the Incentive Compensation Plan which is administered by the Compensation Committee. The award is 100% equity. The Core Income-based long-term incentive PSP awards are granted annually and are earned based on Core Income for the performance year period and will become payable to the extent that specified targets are achieved and only after a two-year vesting cycle following the end of the performance period. Payouts, if any, may range from 0% to 200% of target, based on the attainment of the performance goals. Only awards related to the 2020 performance cycle are included in this table. Please refer to “Compensation Discussion and Analysis-Incentive Compensation Awards” for more information concerning these awards.

(c)
Represents full grant date fair value of 2020 awards calculated in accordance with Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718. Please see Note J to our consolidated financial statements included in our 2020 Annual Report on Form 10-K for additional information. There can be no assurance that amounts shown under the Grant Date Fair Value of Stock Awards will ever be realized by the NEOs.

Narrative Supplement to the 2020 Summary Compensation Table and the 2020 Grants of Plan-Based Awards Table
The terms of employment of the NEOs, and the form of their written agreements, if any, are approved by the Compensation Committee. Of the NEOs, only Mr. Robusto had an effective employment agreement during 2020. The material terms of such agreement are described below.
Pursuant to an employment agreement, effective November 21, 2020, Mr. Robusto’s employment as Chairman of the Board and Chief Executive Officer of CNA is extended for a four year term beginning November 21, 2020 and ending on December 31, 2024. The agreement supersedes Mr. Robusto’s previous employment agreement dated November 13, 2015 in its entirety. Mr. Robusto’s agreement provides for an annual base salary compensation of $1,250,000, subject to potential increases by our Board of Directors or Compensation Committee.
In addition, Mr. Robusto is entitled to annual incentive cash awards under the Incentive Compensation Plan with an annual target bonus opportunity of $5 million and a maximum annual bonus opportunity of $7.5 million, as well as certain long-term incentive equity awards, which provide for a target of 4.4 times Mr. Robusto’s base salary and calculated pursuant to specific performance goals as outlined in the Compensation Discussion and Analysis above, and as determined by the Compensation Committee and subject to its approval and adjustment.
If Mr. Robusto’s employment is terminated he will receive unpaid base salary through the termination date, the balance of any previous year unpaid annual incentive cash awards, and any earned but unpaid long-term incentive cash bonus. If Mr. Robusto’s employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the agreement), he will receive base salary at the rate in effect at the time of termination for the balance of term, the balance of any previous year unpaid annual incentive cash awards and long-term incentive cash bonus, prorated bonus for year of termination based on performance, target annual incentive bonus for the remainder of term and long-term incentive awards will continue to vest; unpaid expense reimbursements and Company subsidized participation in the medical, dental, vision, life and disability plans in which he was enrolled prior to termination for the remainder of the term, but not less than one year following the date of termination.

Further, under the foregoing termination circumstances, if Mr. Robusto timely executes, delivers and does not revoke a release in the time, manner and form described in the agreement, he shall be entitled to receive severance payments and benefits as described in the employment agreement. Please refer to the “Potential Payments Upon Termination Tables” for more information. The foregoing severance payments are subject to deferral pursuant to the provisions of Section 409A of the Internal Revenue Code.
2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE
The following 2020 Outstanding Equity Awards at Fiscal Year End Table summarizes equity awards made to the NEOs which were outstanding as of December 31, 2020.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
		Option/SARs Awards					Stock Awards
		Number of Securities Underlying Unexercised Options/SARs (#)	Number of Securities Underlying Unexercised Options/SARs (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Option/ SARs Exercise Price ($)	Option/SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Date of Grant	Exercisable	Unexercisable
Dino E. Robusto	3/15/2018	—	—	—	—	—	92,942	$3,621,020	(a)	—	—
	3/15/2019	—	—	—	—	—	108,049	$4,209,589	(b)
	3/15/2020	—	—	—	—	—	135,298	$5,271,210	(c)	—	—
Albert J. Miralles	3/15/2018	—	—	—	—	—	11,359	$442,547	(a)	—	—
	3/15/2019	—	—	—	—	—	13,205	$514,467	(b)	—	—
	3/15/2020	—	—	—	—	—	36,079	$1,405,638	(c)	—	—
James M. Anderson	3/15/2017	—	—	—	—	—	—	—	(a)	—	—
	3/15/2018	—	—	—	—	—	—	—	(b)	—	—
	3/15/2019	—	—	—	—	—	—	—	(c)	—	—
Douglas M. Worman	3/15/2018	—	—	—	—	—	16,781	$653,788	(a)	—	—
	3/15/2019	—	—	—	—	—	24,490	$954,130	(b)	—	—
	3/15/2020	—	—	—	—	—	52,615	$2,049,880	(c)	—	—
Kevin J. Leidwinger	3/15/2018	—	—	—	—	—	17,167	$668,826	(a)	—	—
	3/15/2019	—	—	—	—	—	23,950	$933,092	(b)	—	—
	3/15/2020	—	—	—	—	—	39,988	$1,557,932	(c)	—	—
Kevin G. Smith	3/15/2018	—	—	—	—	—	16,781	$653,788	(a)	—	—
	3/15/2019	—	—	—	—	—	23,409	$912,015	(b)	—	—
	3/15/2020	—	—	—	—	—	39,687	$1,546,206	(c)	—	—

(a)
Represents outstanding performance share unit awards for the PSP 2018 performance cycle at actual achievement. At the February 5, 2019 Compensation Committee meeting, the Compensation Committee determined that the achievement for these awards was 108%. Such performance share unit awards vest on March 15, 2021. For more information regarding the performance shares, please refer to “Compensation Discussion and Analysis-Incentive Compensation Awards”. The actual value of awards at the end of the vesting period may vary from the valuations indicated above.

(b)
Represents outstanding performance share unit awards for the PSP 2019 performance cycle at actual achievement. At the February 4, 2020 Compensation Committee meeting, the Compensation Committee determined that the achievement for these awards was equal to 105%. Such performance share unit awards will vest no later than March 2022. For information regarding the performance shares, please refer to “Compensation Discussion and Analysis-Incentive Compensation Awards”. The actual value of awards at the end of the vesting period may vary from the valuations indicated above.
(c)
Represents outstanding performance share unit awards for the PSP 2020 performance cycle at actual achievement. At the February 2, 2021 Compensation Committee meeting, the Compensation Committee determined that the achievement for these awards was equal to 104%. Such performance share unit awards will vest no later than March 2023. For information regarding the performance shares, please refer to “Compensation Discussion and Analysis-Incentive Compensation Awards”. The actual value of awards at the end of the vesting period may vary from the valuations indicated above.

2020 OPTION EXERCISES AND STOCK VESTED
The following 2020 Option Exercises and Stock Vested Table summarizes the value realized by the NEOs on stock option/SARs exercises and stock award vesting during the year ended December 31, 2020.
	Option/S ARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dino E. Robusto	—	—	116,817	$4,040,700
Albert J. Miralles	—	—	12,978	$448,909
James M. Anderson	—	—	5,191	$179,557
Douglas M. Worman	—	—	17,576	$607,954
Kevin J. Leidwinger	—	—	21,578	$746,383
Kevin G. Smith	—	—	12,294	$425,249
2020 NON-QUALIFIED DEFERRED COMPENSATION TABLE
The following 2020 Non-Qualified Deferred Compensation Table provides information on executive contributions, earnings and account balances for the NEOs in the CNA Non-Qualified Savings Plan, a non-qualified, unfunded and unsecured deferred compensation plan.
Name	Executive Contributions in Last Fiscal Year(a)	Company Contributions in Last Fiscal Year(b)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End
Dino E. Robusto	$44,775	$349,791	$24,178	—	$1,268,205
Albert J. Miralles	—	$88,943	$10,445	—	$516,066
James M. Anderson	—	$78,943	$7,488	$494,409	—
Douglas M. Worman	—	$146,707	$7,609	—	$398,457
Kevin J. Leidwinger	$24,375	$147,082	$15,348	—	$787,385
Kevin G. Smith	$104,700	$162,973	$14,392	—	$794,367

(a)
Reflects amounts that have been reported as Salary in the Summary Compensation Table.

(b)
Includes Company performance and additional matching contributions, as further explained below, credited to the NEO’s account in the 2020 calendar year for 2019 performance. For information regarding employer contributions, please refer to the discussion in “Narrative Supplement to the 2020 Non-Qualified Deferred Compensation Table” below.

Narrative Supplement to the 2020 Non-Qualified Deferred Compensation Table
Our defined contribution plans consist of the 401k Plan, which is a tax-qualified 401(k) plan, and the CNA Non-Qualified Savings Plan, which is a non-qualified deferred compensation plan. Each full-time employee is eligible to participate in the 401k Plan immediately upon hire, and generally may elect to contribute a portion of their compensation to the 401k Plan as before-tax, after-tax or Roth 401(k) contributions. An employee whose compensation exceeds the limit on compensation that may be taken into account under the 401k Plan as a result of Internal Revenue Code Section 401(a)(17) (which includes all of the NEOs) may make an annual election to contribute up to 50% of eligible compensation to the 401k Plan until the Section 401(a)(17) or the 402(g) limit is reached. Thereafter, the employee’s before-tax and Roth 401(k) contribution elections will be combined and credited to the CNA Non-Qualified Savings Plan on a before-tax basis. In addition, if the employee’s total contributions to the 401k Plan for a year would otherwise exceed the maximum amount that may be contributed for the year pursuant to Section 415 of the Internal Revenue Code, the excess may be credited to the CNA Non-Qualified Savings Plan.
Employer contributions to the CNA Non-Qualified Savings Plan are calculated on the same basis as contributions to the 401k Plan as described below, but only to the extent that employer contributions to the 401k Plan are limited by the Internal Revenue Code. Participants in the CNA Non-Qualified Savings Plan are not permitted to select among different investment funds and all accounts in the CNA Non-Qualified Savings Plan are credited with earnings at the rate earned by a single investment, the 401k Plan’s Invesco Stable Value Fund. Effective January 1, 2020, the Company adopted amendments to the 401k Plan which impacted the Employer contribution design. Under the currently effective plan rules, the Company contributes a matching contribution of 100% of the first 6% of eligible compensation contributed by the employee. In addition, all eligible employees are entitled to receive an Employer basic contribution of 5% of their eligible compensation to their 401k Plan and CNA Non-Qualified Savings Plan, as applicable. Prior to January 1, 2020, employees were eligible to receive discretionary annual performance contributions of up to 2% of eligible compensation and an employer match of up to 80% of the first 6% of salary contributed by the employee. These discretionary contributions were made to employee accounts in the first quarter of the year following the performance year. The 2019 discretionary contributions awarded in the first quarter of 2020 were the final discretionary contributions made to the 401k Plan and the CNA Non-Qualified Savings Plan in accordance with previously effective rules.
Employer contributions to both the 401k Plan and CNA Non-Qualified Savings Plan, vest at the rate of 20% per year commencing with the first year of service. After five years of service, all accounts are fully vested. Messrs. Miralles and Leidwinger are fully vested in their 401k Plan and CNA Non-Qualified Savings Plan account balances as of December 31, 2020. All salary amounts and annual incentive cash compensation amounts are considered eligible compensation for purposes of the basic and performance contributions to the 401k Plan and CNA Non-Qualified Savings Plan. Only base salary is considered eligible compensation for purposes of employer matching contributions to the 401k Plan and CNA Non-Qualified Savings Plan.
2020 POTENTIAL PAYMENTS UPON TERMINATION TABLES
The following 2020 Potential Payments upon Termination Table provide the present value of the potential payments upon termination. Annual Incentive Cash Payments and Equity Awards are assumed at actual performance level achievements approved by the Compensation Committee for purposes of these tables. Please refer to the “Narrative Supplement to the 2020 Summary Compensation Table, and the 2020 Grants of Plan-Based Awards Table” section for more information.
Dino E. Robusto
Benefit	Termination w/o Cause or for Good Reason	Retirement	Voluntary Termination	For Cause Termination	Death/Disability	Change in Control
Annual Incentive Cash Payment	$4,250,000	$0	$0	$0	$4,250,000	$0
Equity Awards(a)	$12,984,118	$12,984,118	$0	$0	$12,984,118	$0
Severance Related Payments(b)	$25,000,000	$0	$0	$0	$0	$0
Benefits and Perquisites(c)	$968	$0	$0	$0	$968	$0
Excise Tax and Gross-Up	$0	$0	$0	$0	$0	$0
Total Potential Payments	$42,235,086	$12,984,118	$0	$0	$17,235,086	$0

(a)
The amounts reported in this row represent the aggregate value of equity awards that would vest in connection with a termination of employment based on the closing price per share of our common stock on December 31, 2020.

(b)
Severance Related payments includes severance payments due to the executive in connection with his termination (as described in “Narrative Supplement to the 2020 Summary Compensation Table and the 2020 Grants of Plan-Based Awards Table” above) that may become payable as a result of such termination.

(c)
The amount reported in this row represents the present value of continuing Mr. Robusto’s life insurance benefit at the same level and cost to him as immediately preceding the date of termination for 24 months in the event of termination without cause or for good reason, and 12 months in the event of death or disability.

As of December 31, 2020, only Mr. Robusto has a severance arrangement with the Company.
The following would have become payable under existing equity-based plans if the subject NEO’s employment had terminated on December 31, 2020 in the case of death or disability:
Mr. Miralles — $2,341,426; Mr. Worman — $3,624,938; Mr. Leidwinger — $3,131,464; Mr. Smith — $3,084,051
2020 PAY RATIO DISCLOSURE
We are committed to providing a comprehensive total rewards program to attract, retain, and reward highly qualified, diverse and productive employees. The total rewards program emphasizes alignment of employee efforts to support our corporate strategies. The components of the program include compensation, benefits, learning and development opportunities and recognition of employee performance. We strive to remain externally competitive in relevant labor markets while maintaining internal equity. The program also promotes fiscally responsible pay decisions, encourages efficient use of our resources and ensures compliance with applicable legal and contractual requirements.
In 2020, the annual total compensation of our Chief Executive Officer, Dino Robusto, was $11,469,174.
The annual total compensation of our median employee was $119,598.
As a result, the ratio of the annual total compensation of our CEO to our median employee was 96:1.
In order to estimate our CEO pay ratio, we first determine our employee population using a determination date of December 31, 2020. We identify the median employee using a compensation measure that incorporates base salary, overtime and annual bonus. For employees hired during the year, their compensation is annualized to reflect a full year of wages. We do not include independent contractors in our determination. For 2020, we used the same median employee identified for our 2019 pay ratio disclosure as there has not been a significant change in our employee population or employee compensation arrangements that we believe would significantly impact the disclosure.
Once the median employee is identified, the annual total compensation for the median employee other than the CEO is calculated using the same methodology we use to calculate Total Annual Compensation for our named executive officers as set forth in the “2020 Summary Compensation Table”.
The SEC’s rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making a determination as to who is the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy means fair pay based on a person’s role in the Company, a subjective determination of the market value of that person’s job and that person’s performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not a good indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our CEO to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

RELATED PARTY TRANSACTIONS
It is our policy that any transaction involving the Company or any of its subsidiaries in which any of our directors, executive officers, principal stockholders has had or will have a direct or indirect material interest be submitted to our General Counsel for review and reported to our Audit Committee for its consideration, without the participation of any Audit Committee member who may be involved in the transaction. In each case, the Audit Committee will consider, in light of all the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us and our stockholders, including our minority stockholders.
The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA’s Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement (the “Tax Allocation Agreement”) that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA, if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. The Tax Allocation Agreement may be cancelled by CNA or Loews upon 30 days’ prior written notice. In 2020, the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax return of Loews resulted in an increase in the federal income tax liability for Loews. Accordingly, CNA has paid or will pay approximately $164 million to Loews for 2020 under the Tax Allocation Agreement.
The Company, certain Company subsidiaries and a Loews subsidiary have entered into an Investment Facilities and Services Agreement (the “Investment Services Agreement”). Under the Investment Services Agreement, a Loews subsidiary provides to the Company and its subsidiaries certain investment facilities and services. The Company and any applicable subsidiary pays directly or reimburses a Loews subsidiary for all reasonable costs, expenses and disbursements incurred by a Loews subsidiary in providing the services which in 2020 amounted to approximately $48 million. In addition, the Company reimburses Loews for certain expenses related to the provision of limited corporate services by Loews employees. In 2020, such reimbursement amounted to less than $1 million.
A subsidiary of the Company and Loews have entered into a Services Agreement (“Services Agreement”). Under the Services Agreement, previously approved by our Audit Committee, the Subsidiary provides to Loews investment- related services and Loews reimburses such subsidiary for the same. In 2020, such reimbursement amounted to approximately $1 million.
In addition, during 2020, Company subsidiaries wrote, at standard rates, a limited amount of insurance for Loews or its subsidiaries. The earned premiums for year-ended December 31, 2020 were $2 million. In addition, Muller & Monroe Asset Management, LLC. paid premiums on certain policy coverage to the CNA insurance companies at standard rates aggregating approximately $145,000. Andre Rice, an Independent Director of the Company, is Founder and President of Muller & Monroe Asset Management, LLC. Century Aluminum Company paid premiums on certain policy coverage to the CNA insurance companies at standard rates aggregating approximately $130,500. Michael Bless, an Independent Director of the Company, is President and Chief Executive Officer of Century Aluminum Company.

APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION (NON-BINDING)
(Proposal No. 2)
This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive pay practices with respect to the NEOs. This vote is intended to provide an overall assessment of our executive compensation program and is not intended to focus on any specific item of compensation. You should consider the details of our executive compensation program provided in the “2020 Summary Compensation Table” and the tables and narrative discussion that follow it. This disclosure sets forth the factors considered in determining executive compensation packages, including market information utilized in implementing competitive compensation to attract top talent. We request that our stockholders approve the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosures include the compensation tables and the narrative discussion following the compensation tables, is hereby APPROVED.
As an advisory vote, adoption of the resolution is not binding upon our Board or the Company. However, we expect that our Compensation Committee, which is responsible for determining and implementing our executive compensation program, will consider the outcome of the vote when making future executive compensation determinations.
The Board of Directors recommends that the stockholders vote FOR Proposal No. 2.
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS
(Proposal No. 3)
Our Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as the independent registered public accountants for 2021. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by the Company’s stockholders at the Annual Meeting. Even if this selection is ratified by stockholders at the Annual Meeting, our Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. If the Company’s stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.
For the years ended December 31, 2020 and 2019, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), which includes Deloitte Consulting.
	For year ended 2020	For year ended 2019
Audit Fees – The aggregate fees billed for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, for consents and comfort letters, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for years	$11.6 million	$11.5 million
Audit-Related Fees – The aggregate fees billed for audit-related services which generally include fees for audits of the Company’s employee benefit plans, accounting consultations, SEC-related matters and an examination conducted in accordance with the Statement on Standards for Attestation Engagements No. 18 (SSAE 18).	$0.6 million	$0.6 million

	For year ended 2020	For year ended 2019
Tax Fees	$0	$5,750
All Other Fees	$0	$0
Total of Audit and Audit-Related Fees (as described above)	$12.2 million	$12.1 million
Our Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accountants. Under this policy, our Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairman of the Audit Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Audit Committee at its next scheduled meeting. All of the fees set forth above have been approved by the Audit Committee in accordance with its approval procedures.
The Board of Directors recommends that the stockholders vote FOR Proposal No. 3.
OTHER MATTERS
The Company is not aware of any other business to come before the Annual Meeting. However, if any other matters come before the Annual Meeting, the persons named in the proxies will act in their best judgment on behalf of the stockholders they represent.
The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mail, but regular employees of the Company or its subsidiaries may solicit proxies personally, by telephone, by electronic transmission, or facsimile. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of Common Stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.
STOCKHOLDER AND OTHER INTERESTED PARTY COMMUNICATIONS TO THE BOARD OF DIRECTORS OR THE INDEPENDENT DIRECTORS
The Company has a process by which stockholders or other interested parties may communicate with our Board of Directors. Stockholders and other interested parties wishing to communicate directly to our Board of Directors may submit written communications addressed to the Board of Directors, c/o Secretary, CNA Financial Corporation, 151 North Franklin Avenue, 9th Floor, Chicago, Illinois 60606. All such communications from stockholders will be forwarded to the members of the Board.
Any stockholder of the Company wishing to communicate with our Independent Directors may do so in the following ways:
•
By submitting the communication in writing addressed to:
Presiding Director, Non-Management Directors of CNA Financial Corporation
c/o Secretary
CNA Financial Corporation
151 N. Franklin Street - 9th Floor,
Chicago, Illinois 60606

•
By leaving a recorded message addressed to Presiding Director, Non-Management Directors of CNA Financial Corporation at the following telephone number: 1-888-679-9252; or

•
By sending an email to the attention of the Presiding Director, Non-Management Directors of CNA Financial Corporation at: corporateinvestigations@cna.com.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules
Stockholder proposals for inclusion in proxy materials for the 2022 Annual Meeting should be addressed to the Company’s Senior Vice President, Deputy General Counsel and Secretary, 151 N. Franklin Street, 9th Floor, Chicago, Illinois 60606, and must be received by November 14, 2021 in order to be included in the Company’s proxy materials. Proxies solicited by the Company for the 2022 Annual Meeting may confer discretionary authority to vote on any proposals submitted after January 21, 2022 without a description of them in the proxy materials for that meeting.
Advance Notice Requirements for Stockholder Submission of Nominations and Proposals
A stockholder recommendation for nomination of a person for election to the Board of Directors or a proposal for consideration at the 2022 Annual Meeting must be submitted in accordance with the advance notice procedures and other requirements in the Company’s bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder proposal included in the Company’s proxy statement and form of proxy/voting instruction card pursuant to SEC rules.
The Company’s bylaws require a stockholder who wants to nominate a director to submit a stockholder proposal be a stockholder of record at the time of giving the notice and the time of the meeting, be entitled to vote at the meeting and comply with the advance notice provisions in the bylaws. Such provisions require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, all information relating to such person that is required to be disclosed in a proxy statement, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, and disclosure of any material relationship between the shareholder or the beneficial owner and the proposed nominee or nominees, including any material interest in such business of the stockholder or beneficial owner. The bylaws require that stockholder proposals include a brief description of the business to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, and any material interest of such shareholder or the beneficial owner, if any, on whose behalf the proposal is made in such business. In order to be considered timely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Exchange Act, under the advance notice requirements of the Company’s bylaws, the proposal or recommendation for nomination must be received by the Company’s Senior Vice President, Deputy General Counsel and Secretary (at the address above) at least 90 days but no more than 120 days prior to the first anniversary of the previous year’s meeting. For the 2022 Annual Meeting, a proposal or recommendation for nomination must be received no earlier than December 27, 2021 and not later than January 26, 2022. However, in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. In the case of nominations of persons for election as directors at a special meeting called for such a purpose, notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever occurs first.
Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act and included in the notice of meeting given by or at the direction of the Board of Directors, the advance notice provisions of the Company’s bylaws shall be the exclusive means for a stockholder to propose business to be brought before an Annual Meeting.
In addition, the bylaws require that a stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, must also include (1) the name and address of the stockholder, (2) the class and number of shares beneficially owned and held of record by the stockholder and beneficial owner, (3) any derivative, swap or any other transaction or series of transactions engaged in, directly or indirectly, by the stockholder or the beneficial owner the purpose or effect of which is to give the stockholder or beneficial owner economic risk similar to ownership in the Company, (4) a representation that the stockholder is the holder of record of the shares and entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal or nomination, and (5) a representation that the stockholder or the beneficial owner intends to be or is part of a group which intends to deliver a proxy statement or form of proxy to the holders of at least the percentage of the Company’s outstanding shares required to approve or adopt the proposal or elect the nominee, or otherwise plans to solicit proxies from the stockholders in support of the nomination or proposal.
By order of the Board of Directors,
STATHY DARCY
Senior Vice President,
Deputy General Counsel and Secretary
Chicago, Illinois
March 19, 2021

Your **Vote** Counts!

CNA FINANCIAL CORPORATION

2021 Annual Meeting
Vote by April 27, 2021
11:59 PM ET

CNA FINANCIAL CORPORATION

CNA FINANCIAL CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

D37303-P50916

You invested in CNA FINANCIAL CORPORATION and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on April 28, 2021.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper copy of voting material(s) by requesting prior to April 14, 2021. If you would like to request a copy of the voting material(s), you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

PV

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

April 28, 2021
7:30 AM CDT

Virtually at:
www.virtualshareholdermeeting.com/CNA2021

*Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

V1

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election to the Board of the ten nominees named below: **Nominees:** 01) Michael A. Bless 02) Jose O. Montemayor 03) Don M. Randel 04) Andre Rice 05) Dino E. Robusto 06) Kenneth I. Siegel 07) Andrew H. Tisch 08) Benjamin J. Tisch 09) James S. Tisch 10) Jane J. Wang	For
2. An advisory, (non-binding) vote to approve named executive officer compensation.	For
3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for 2021.	For

NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.

D37304-P50916

CNA FINANCIAL CORPORATION

CNA FINANCIAL CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

During The Meeting - Go to **www.virtualshareholdermeeting.com/CNA2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D37273-P50916 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CNA FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election to the Board of the ten nominees named below:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Michael A. Bless	06) Kenneth I. Siegel
02) Jose O. Montemayor	07) Andrew H. Tisch
03) Don M. Randel	08) Benjamin J. Tisch
04) Andre Rice	09) James S. Tisch
05) Dino E. Robusto	10) Jane J. Wang

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CNA FINANCIAL CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, April 28, 2021
7:30 a.m.
www.virtualshareholdermeeting.com/CNA2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

D37274-P50916

CNA FINANCIAL CORPORATION
Annual Meeting of Stockholders
April 28, 2021 7:30 AM
This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for the use at the Annual Meeting on April 28, 2021 at 7:30 AM

D.E. Robusto, A.H. Tisch, J.S. Tisch (the "Proxy Committee"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if virtually present as directed on the reverse side, at the Annual Meeting of Stockholders of CNA Financial Corporation to be held virtually at www.virtualshareholdermeeting.com/CNA2021 on April 28, 2021 or at any postponement or adjournment thereof.

Shares represented by this Proxy will be voted by the stockholder. If no such directions are indicated, the Proxy Committee will have authority to vote FOR the election of each of the Board's nominees for director in Proposal 1, FOR the advisory, (non-binding) vote approving named executive officer compensation in Proposal 2, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2021 in Proposal 3.

In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side